                                                                    EXHIBIT 2(c)
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                            JOINT VENTURE AGREEMENT


                                    Between


                           RAYNET INTERNATIONAL, INC.


                                      and


                            ERICSSON GE HOLDING INC.


                         Dated as of November 16, 1994






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
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                               TABLE OF CONTENTS

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                                                                   ----
                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

         1.1.   Certain Definitions. . . . . . . . . . . . . . . .   2
                Affiliate  . . . . . . . . . . . . . . . . . . . .   2
                Agreed Value . . . . . . . . . . . . . . . . . . .   2
                Agreement  . . . . . . . . . . . . . . . . . . . .   2
                Annual Budget  . . . . . . . . . . . . . . . . . .   2
                Auditors . . . . . . . . . . . . . . . . . . . . .   2
                Bankruptcy . . . . . . . . . . . . . . . . . . . .   2
                Bankruptcy Code  . . . . . . . . . . . . . . . . .   3
                Board of Managers  . . . . . . . . . . . . . . . .   3
                Book Value . . . . . . . . . . . . . . . . . . . .   4
                Business Plan  . . . . . . . . . . . . . . . . . .   4
                Capital Account  . . . . . . . . . . . . . . . . .   4
                Capital Account Adjustments  . . . . . . . . . . .   4
                Capital Account Net Income . . . . . . . . . . . .   4
                Capital Account Net Losses . . . . . . . . . . . .   4
                Capital Contribution . . . . . . . . . . . . . . .   4
                Capital Expenditures . . . . . . . . . . . . . . .   4
                Closing  . . . . . . . . . . . . . . . . . . . . .   4
                Code . . . . . . . . . . . . . . . . . . . . . . .   5
                Contributed Assets . . . . . . . . . . . . . . . .   5
                Contributed Liabilities  . . . . . . . . . . . . .   5
                Control  . . . . . . . . . . . . . . . . . . . . .   5
                Depreciation . . . . . . . . . . . . . . . . . . .   5
                Encumbrance  . . . . . . . . . . . . . . . . . . .   5
                EHU Member . . . . . . . . . . . . . . . . . . . .   6
                Fair Market Value  . . . . . . . . . . . . . . . .   6
                Fiscal Year  . . . . . . . . . . . . . . . . . . .   6
                Incremental Loss for 1995  . . . . . . . . . . . .   6
                Incremental Loss for 1996  . . . . . . . . . . . .   6
                Initial Capital Contribution . . . . . . . . . . .   6
                Maximum Agreed Loss  . . . . . . . . . . . . . . .   6
                Member . . . . . . . . . . . . . . . . . . . . . .   6
                Net Book Value . . . . . . . . . . . . . . . . . .   6
                1995 Fiscal Year . . . . . . . . . . . . . . . . .   6
                1996 Fiscal Year . . . . . . . . . . . . . . . . .   6
                Offer Notice . . . . . . . . . . . . . . . . . . .   7
                Offered Partnership Interest . . . . . . . . . . .   7
                Partner  . . . . . . . . . . . . . . . . . . . . .   7
                Partnership  . . . . . . . . . . . . . . . . . . .   7
                Partnership Assets . . . . . . . . . . . . . . . .   7
                Partnership Interest . . . . . . . . . . . . . . .   7
                Partnership Law  . . . . . . . . . . . . . . . . .   7
                Percentage Interest  . . . . . . . . . . . . . . .   7
                Person . . . . . . . . . . . . . . . . . . . . . .   8
                Purchased Assets . . . . . . . . . . . . . . . . .   8
                Raynet Member  . . . . . . . . . . . . . . . . . .   8
                Remaining Partner  . . . . . . . . . . . . . . . .   8
                Restructuring Costs  . . . . . . . . . . . . . . .   8

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                                       i
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                               TABLE OF CONTENTS
                                  (CONTINUED)

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                Revolver . . . . . . . . . . . . . . . . . . . . .   8
                Selling Partner  . . . . . . . . . . . . . . . . .   8
                Statement of Accounting Principles . . . . . . . .   8
                Stub Period  . . . . . . . . . . . . . . . . . . .   8
                Stub Period Loss . . . . . . . . . . . . . . . . .   8
                Target Amount  . . . . . . . . . . . . . . . . . .   9
                Target Date  . . . . . . . . . . . . . . . . . . .   9
                Tax" or "Taxes . . . . . . . . . . . . . . . . . .   9
                Tax Matters Partner  . . . . . . . . . . . . . . .   9
                Third-Party Interest . . . . . . . . . . . . . . .   9
                Third Party Offeree  . . . . . . . . . . . . . . .   9
                Transfer . . . . . . . . . . . . . . . . . . . . .   9
                Treasury Regulations . . . . . . . . . . . . . . .   9
                U.S. GAAP  . . . . . . . . . . . . . . . . . . . .   9
                U.S. GAAP Net Income . . . . . . . . . . . . . . .  10
                U.S. GAAP Net Losses . . . . . . . . . . . . . . .  10

                                  ARTICLE II
                                  FORMATION
                                  ---------

         2.1.   Establishment of Partnership . . . . . . . . . . .  10
         2.2.   Name . . . . . . . . . . . . . . . . . . . . . . .  10
         2.3.   Offices  . . . . . . . . . . . . . . . . . . . . .  10
         2.4.   Purposes . . . . . . . . . . . . . . . . . . . . .  10
         2.5.   Term . . . . . . . . . . . . . . . . . . . . . . .  10
         2.6.   Ownership of Property  . . . . . . . . . . . . . .  11
         2.7.   Status of EHU and Raynet . . . . . . . . . . . . .  11

                                ARTICLE III
                               CONTRIBUTIONS
                               -------------

         3.1.   Initial Capital Contributions  . . . . . . . . . .  11
         3.2.   Additional Cash Contributions  . . . . . . . . . .  12
         3.3.   Capital Accounts . . . . . . . . . . . . . . . . .  13

                                ARTICLE IV
                                ALLOCATIONS
                                -----------

         4.1.   Capital Account Net Income and Capital Account
                Net Losses . . . . . . . . . . . . . . . . . . . .  14
         4.2.   Allocation of Capital Account Net Income and
                Capital Account Net Losses . . . . . . . . . . . .  15
         4.3.   Adjustment to Capital Accounts . . . . . . . . . .  18

                                  ARTICLE V
                                DISTRIBUTIONS
                                -------------

         5.1.   Distributions  . . . . . . . . . . . . . . . . . .  18
         5.2.   Distributions on Liquidation . . . . . . . . . . .  19

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                                       ii
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                                  ARTICLE VI
                            ACCOUNTING AND RECORDS
                            ----------------------

         6.1.   Books and Records  . . . . . . . . . . . . . . . .  19
         6.2.   Financial Reports  . . . . . . . . . . . . . . . .  20
         6.3.   Tax Returns and Information  . . . . . . . . . . .  21
         6.4.   Fiscal Year  . . . . . . . . . . . . . . . . . . .  24
         6.5.   Withholdings . . . . . . . . . . . . . . . . . . .  24

                               ARTICLE VII
                       MANAGEMENT OF THE PARTNERSHIP
                       -----------------------------

         7.1.   Board of Managers  . . . . . . . . . . . . . . . .  24
         7.2.   Meetings, Quorum and Voting  . . . . . . . . . . .  26
         7.3.   Unanimous Decisions  . . . . . . . . . . . . . . .  27
         7.4.   Officers of the Partnership  . . . . . . . . . . .  29
         7.5.   Business Plan; Accounting Principles . . . . . . .  30
         7.6.   Annual Budget  . . . . . . . . . . . . . . . . . .  31
         7.7.   Bank Accounts  . . . . . . . . . . . . . . . . . .  32
         7.8.   Insurance  . . . . . . . . . . . . . . . . . . . .  32

                                  ARTICLE VIII
                       TRANSFER OF PARTNERSHIP INTERESTS
                       ---------------------------------

         8.1.   Restrictions on Transfer . . . . . . . . . . . . .  32
         8.2.   Intercompany Transfers . . . . . . . . . . . . . .  33
         8.3.   Transfers to Unaffiliated Persons; Right of First
                Refusal. . . . . . . . . . . . . . . . . . . . . .  34
         8.4.   Call Options . . . . . . . . . . . . . . . . . . .  35
         8.5.   Put Option . . . . . . . . . . . . . . . . . . . .  36
         8.6.   Determination of Option Price  . . . . . . . . . .  36

                                  ARTICLE IX
                                   DEFAULTS
                                   --------

         9.1.   Events of Default  . . . . . . . . . . . . . . . .  39
         9.2.   Remedies Upon Default  . . . . . . . . . . . . . .  40

                                    ARTICLE X
                                   TERMINATION
                                   -----------

         10.1.  Termination. . . . . . . . . . . . . . . . . . . .  41
         10.2.  Winding-up . . . . . . . . . . . . . . . . . . . .  42
         10.3.  Purchase Option Upon Bankruptcy of a Partner . . .  44

                                    ARTICLE XI
                                   MISCELLANEOUS
                                   -------------

         11.1.  Relationship of Parties. . . . . . . . . . . . . .  45
         11.2.  Waiver of Partition. . . . . . . . . . . . . . . .  45
         11.3.  Business Activities. . . . . . . . . . . . . . . .  45


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
         11.4.  Amendments and Waivers  . . . . . . . . . . . . .   46
         11.5.  Entire Agreement  . . . . . . . . . . . . . . . .   47
         11.6.  Severability  . . . . . . . . . . . . . . . . . .   47
         11.7.  Notices . . . . . . . . . . . . . . . . . . . . .   47
         11.8.  Counterparts  . . . . . . . . . . . . . . . . . .   49
         11.9.  GOVERNING LAW . . . . . . . . . . . . . . . . . .   49
         11.10. Arbitration and Consultation on Disputes  . . . .   49



                            JOINT VENTURE AGREEMENT

                 THIS JOINT VENTURE AGREEMENT made and entered into as of November 16, 1994 by and between Raynet International, Inc., a California corporation ("Raynet"), and Ericsson GE Holding Inc., a Delaware corporation ("EHU").

                             W I T N E S S E T H :

                 WHEREAS, EHU, Raychem Corporation, a Delaware corporation ("Raychem"), Telefonaktiebolaget L M Ericsson, a corporation organized under the laws of the Kingdom of Sweden ("Ericsson"), and Ericsson GE Mobile Communications Inc., a Delaware corporation ("EGE"), and Raynet Corporation, a California corporation, have entered into a Formation Agreement, dated as of October 10, 1994 (the "Formation Agreement");

                 WHEREAS, effective November 15, 1994, Raynet Corporation was merged into Raynet, and Raynet succeeded to the rights and obligations of Raynet Corporation under the Formation Agreement; and

                 WHEREAS, the parties to the Formation Agreement entered into an Amendment thereto dated as of November 16, 1994; and

                 WHEREAS, the name of each of EGE and EHU is expected to be changed on or before January 1, 1995 to delete "GE" therefrom; and

                 WHEREAS, Raynet and EHU desire to form a general partnership under the laws of the State of Delaware to conduct the business previously conducted by Raynet for the term and upon the conditions hereinafter set forth;

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

                 1.1. Certain Definitions. For all purposes of this Agreement, the following terms have the following meanings:

                 "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person; provided, however, that for purposes of this Agreement neither of the Partners nor any of their Affiliates shall be deemed to be an Affiliate of the Partnership.

                 "Agreed Value" means, with respect to any asset contributed to the Partnership, the fair market value of such asset as agreed by the Partners; the Agreed Value of the Purchased Assets shall be $40,000,000; the Agreed Value of the Contributed Assets shall be $38,431,373.

                 "Agreement" means this Joint Venture Agreement, as it may be amended from time to time pursuant to Section 11.4 hereof.

                 "Annual Budget" has the meaning specified in Section 7.6.

                 "Auditors" means Price Waterhouse or such other firm of independent certified public accountants as the Board of Managers shall hereafter select as the auditors for the Partnership.

                 "Bankruptcy" means, with respect to any Partner, the happening of any of the following:

                  (i) The appointment by a court of competent jurisdiction of a trustee, trustees, receiver, receivers, custodian or custodians under the Bankruptcy Code to administer all or a substantial portion of its assets (including its Partnership Interest);

                 (ii) The filing by such Partner of a voluntary petition for relief under the Bankruptcy Code or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they become due;

                (iii) The making by such Partner of a general assignment for the benefit of creditors;

                 (iv) The failure by such Partner to pay, or the admission in writing of its inability or unwillingness to pay, its debts generally as they became due;

                  (v) The filing by such Partner of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, an involuntary petition for relief filed against it in any proceeding under the Bankruptcy Code; or

                 (vi) The entry by any court of competent jurisdiction of an order, judgment or decree granting relief against such Partner in a proceeding under the Bankruptcy Code which remains unstayed and in effect for a period of 60 consecutive days.

                 "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq., as amended from time to time.

                 "Board of Managers" means the Board of Managers of the Partnership established pursuant to Section 7.1.

                 "Book Value" means, with respect to any Partnership Asset, for the purpose of calculating the Capital Accounts of the Partners, the adjusted basis of such Partnership Asset for federal income tax purposes, except that the Book Value of any asset contributed by a Partner to the Partnership shall be an amount equal to the Agreed Value of such asset at the time of its contribution.

                 "Business Plan" has the meaning specified in Section 7.5(a) hereof.

                 "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with Section 3.3 hereof.

                 "Capital Account Adjustments" means adjustments that cause Capital Account Net Income or Capital Account Net Loss to differ from U.S. GAAP Net Income or U.S. GAAP Net Loss.

                 "Capital Account Net Income" has the meaning specified in
Section 4.1(a) hereof.

                 "Capital Account Net Losses" has the meaning specified in
Section 4.1(a) hereof.

                 "Capital Contribution" means the amount of cash and the Agreed Value of assets contributed to the capital of the Partnership by a Partner with respect to such Partner's Partnership Interest.

                 "Capital Expenditures" means all expenditures that are capitalized, pursuant to U.S. generally accepted accounting principles, by the Partnership for financial reporting purposes.

                 "Closing" means the closing contemplated by the Formation Agreement.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Contributed Assets" has the meaning set forth in Article I of the Formation Agreement.

                 "Contributed Liabilities" has the meaning set forth in Article I of the Formation Agreement.

                 "Control" (including, with correlative meanings, the terms "control", "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

                 "Depreciation" means, for the purposes of calculating the Capital Accounts of the Partners, all deductions attributable to depreciation, amortization or cost recovery with respect to Partnership Assets having a useful life exceeding one year; provided, however, that with respect to any Partnership Asset whose tax basis differs from its Book Value, Depreciation shall be an amount that bears the same ratio to such Book Value as the depreciation, amortization or other cost recovery deduction for such period with respect to such asset for federal income tax purposes bears to its adjusted tax basis at the date the Partnership Asset was contributed.

                 "Encumbrance" means any mortgage, deed of trust, lien, pledge, easement, hypothecation, assignment, security interest or any other encumbrance or restriction of any type whatsoever.

                 "EHU Member" means a Member of the Board of Managers appointed by EHU.

                 "Fair Market Value" means, with respect to the Partnership, any Partnership Interest or any assets of the Partnership for all purposes other than Capital Contributions, the value thereof determined in accordance with Section 8.6 hereof.

                 "Fiscal Year" has the meaning specified in Section 6.4 hereof.

                 "Incremental Loss for 1995" has the meaning specified in
Section 3.2(c) hereof.

                 "Incremental Loss for 1996" has the meaning specified in
Section 4.2(b)(iii).

                 "Initial Capital Contribution" means, with respect to each of EHU and Raynet, the initial Capital Contribution made by such Partner pursuant to Section 3.1 hereof.

                 "Maximum Agreed Loss" means $49,019,608 plus (i) any Restructuring Costs approved and designated as such by the Board of Managers incurred in the 1995 Fiscal Year; and (ii) any Third-Party Interest incurred in the 1995 Fiscal Year.

                 "Member" means a member of the Board of Managers.

                 "Net Book Value" means Book Value less all Depreciation taken into account with respect to such asset through such date.

                 "1995 Fiscal Year" means the period commencing on the Closing Date and ending on June 30, 1995.

                 "1996 Fiscal Year" means the period commencing July 1, 1995 and ending on June 30, 1996.

                 "Offer Notice" has the meaning specified in Section 8.3 hereof.

                 "Offered Partnership Interest" has the meaning specified in
Section 8.3 hereof.

                 "Partner" means EHU and Raynet and any successor to either and any additional Person who becomes a partner in the Partnership in accordance with the provisions of this Agreement.

                 "Partnership" means the general partnership created by this Agreement.

                 "Partnership Assets" means all right, title and interest of the Partnership in and to the tangible and intangible assets of the Partnership and any property (real or personal) or estate acquired in exchange for any such assets.

                 "Partnership Interest" means the entire ownership interest of a Partner in the Partnership at the relevant time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

                 "Partnership Law" means the Uniform Partnership Law of the State of Delaware, Chapter 15 of Title 6 of the Delaware Code 1935, as in effect on the date hereof, excluding any amendment thereto subsequent to the date hereof that would be applicable to the Partnership only in the absence of a provision in this Agreement to the contrary, unless such amendment is satisfactory to the Partners as evidenced by a writing to such effect.

                 "Percentage Interest" means 51% with respect to EHU and 49% with respect to Raynet.

                 "Person" means an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

                 "Purchased Assets" has the meaning set forth in Article I of the Formation Agreement.

                 "Raynet Member" means a Member of the Board of Managers appointed by Raynet.

                 "Remaining Partner" has the meaning specified in Section 8.3 hereof.

                 "Restructuring Costs" means any costs incurred by the Partnership due to (i) physical relocation of functions, (ii) major reduction of workforce due to change in business strategies, or (iii) reduction of workforce or other restructuring costs due to the creation of the Partnership.

                 "Revolver" has the meaning set forth in Article I of the Formation Agreement.

                 "Selling Partner" has the meaning specified in Section 8.3 hereof.

                 "Statement of Accounting Principles" means the statement of accounting principles adopted by the Partnership pursuant to Section 7.5(c) hereof.

                 "Stub Period" means the period from July 1, 1994 to the Closing Date.

                 "Stub Period Loss" means the U.S. GAAP Net Loss, if any, that the Partnership would have suffered during the Stub Period if the Partnership had been formed pursuant to the Formation Agreement on July 1, 1994.

                 "Target Amount" means $156,568,627 of U.S. GAAP Net Income plus the result obtained by dividing (a) the sum of the Incremental Loss for 1995 and the Incremental Loss for 1996 by (b) 0.51.

                 "Target Date" means June 30, 2000 or, if the Partnership's cumulative revenues between July 1, 1994 and June 30, 2000 are at least $2,131,400,000, then June 30, 2003, treating, for this purpose, consolidated revenues recorded by Raynet and its subsidiaries during the Stub Period.

                 "Tax" or "Taxes" means only U.S. federal, state, local or foreign income or franchise tax or taxes.

                 "Tax Matters Partner" has the meaning specified in Section 6.3 hereof.

                 "Third-Party Interest" means interest expense paid or payable to a person other than Raynet or its affiliates or EHU or its affiliates.

                 "Third Party Offeree" has the meaning specified in Section 8.3 hereof.

                 "Transfer" means the sale, assignment, transfer or other disposition or conveyance of a legal or beneficial interest, directly or indirectly, but shall not include a pledge with respect to all or a portion of a Partnership Interest unless and until action is taken to foreclose on such pledge.

                 "Treasury Regulations" means the regulations issued under the Code that are in effect at the date of the Closing.

                 "U.S. GAAP" means U.S. generally accepted accounting principles consistently applied in accordance with the Statement of Accounting Principles.

                 "U.S. GAAP Net Income" means the net income of the Partnership determined in accordance with U.S. GAAP.

                 "U.S. GAAP Net Losses" means the net loss of the Partnership determined in accordance with U.S. GAAP.


                                   ARTICLE II
                                   FORMATION

                 2.1. Establishment of Partnership. Raynet and EHU hereby establish a general partnership under the Partnership Law for the purposes set forth in this Article II.

                 2.2. Name. The name of the Partnership shall be "Ericsson Raynet."

                 2.3. Offices. The principal office of the Partnership shall be at 155 Constitution Drive, Menlo Park, California 94025-1106, or at such other place as the Board of Managers may from time to time designate. The Partnership may maintain additional offices at such other places as the Board of Managers shall from time to time designate.

                 2.4. Purposes. The purposes of the Partnership shall be as follows: The Partnership will supply products and systems for narrowband, broadband and wideband networks around the world, as set forth in the Business Plan and mission statements as agreed upon by the Partners from time to time, and shall conduct such other business and activities as the Partners determine from time to time.

                 2.5. Term. The Partnership shall commence as of the date hereof and shall continue for a term of 50 years from the date hereof unless earlier terminated pursuant to Section 10.1 hereof; provided, however, that if at least 30 days prior to the expiration of such term the Partners agree in writing to amend this Agreement to extend such term, then the term shall be as so extended unless further amended pursuant to this Section 2.5.

                 2.6. Ownership of Property. Legal title to all assets, rights and property, whether real, personal or mixed, conveyed to or held or acquired by the Partnership shall reside in the Partnership and shall be conveyed only in the name of the Partnership, and no Partner, individually, shall have any ownership of such assets, rights and property.

                 2.7. Status of EHU and Raynet. Each of EHU and Raynet agrees that it will not engage in any business, own any assets or become liable for any liabilities or obligations except in connection with the holding of its respective Partnership Interest; provided, however, that Raynet may continue to own the assets that it owned prior to the date hereof, and may continue to be liable for the liabilities that it was liable for prior to the date hereof until they have been fully paid, performed and discharged.


                                  ARTICLE III

                                 CONTRIBUTIONS

                 3.1. Initial Capital Contributions. Subject to the terms and conditions of the Formation Agreement, (i) EHU has contributed to the Partnership all of its right, title and interest in and to the Purchased Assets, (ii) Raynet has contributed to the Partnership all of its right, title and interest in and to the Contributed Assets, and (iii) the

Partnership has assumed the Contributed Liabilities, in each case in the manner set forth in the Formation Agreement.

                 3.2.  Additional Cash Contributions.

                 (a) The Partners have made additional Capital Contributions to the Partnership, as set forth in Section 2.2(f) of the Formation Agreement.

                 (b) The Partners agree to make additional Capital Contributions at such times and in such amounts as shall be determined by the Board of Managers pursuant to Section 7.3. Except as set forth in subsections
(c) and (d) below, all Capital Contributions shall be made by EHU with respect to 51% and by Raynet with respect to 49% of the total amount thereof.

                 (c) If the sum of (i) the Stub Period Loss, if any, and (ii) U.S. GAAP Net Losses for the 1995 Fiscal Year, if any, exceeds the Maximum Agreed Loss, then within 30 days after the amount of the U.S. GAAP Net Losses for the 1995 Fiscal Year has been determined and audited by the Auditors, or earlier if practicable, Raynet shall make a Capital Contribution to the Partnership in the amount of 51% of such excess (the "Incremental Loss for 1995"); the Partnership shall thereupon make a distribution to EHU of the same amount.

                 (d) If there is an Incremental Loss for 1996, then within 30 days after the amount of the U.S. GAAP Net Losses for the 1996 Fiscal Year has been determined and audited by the Auditors, Raynet shall make a Capital Contribution to the Partnership in the amount of such Incremental Loss for 1996; the Partnership shall thereupon make a distribution to EHU of the same amount.

                 (e) Until Raynet has received all distributions required pursuant to Section 5.1(b)(i) hereof, the Partners shall make additional Capital Contributions to the extent that the cash available for distributions pursuant to Section 5.1(b)(i) hereof is insufficient to pay such distributions.

                 3.3. Capital Accounts. A separate capital account (a "Capital Account") shall be established and maintained for each Partner during the term of the Partnership in accordance with federal income tax accounting principles. The initial balance of each Partner's Capital Account shall equal the Agreed Value of the Initial Capital Contribution of such Partner. Each Partner's Capital Account thereafter shall be (i) increased by (A) the amount of Capital Account Net Income allocated to such Partner and (B) the amount of cash and the Agreed Value of tangible or intangible assets contributed to the Partnership by such Partner as a Capital Contribution and (ii) decreased by (A) the amount of any Capital Account Net Losses allocated to such Partner and (B) the amount of distributions to such Partner. Each Partner's Capital Account shall be determined in accordance with the capital accounting rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv) and shall, as provided in
Section 4.3 hereof, be adjusted upon the occurrence of certain events as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f). A transferee of all (or a portion) of a Partnership Interest shall succeed to the Capital Account (or portion of the Capital Account) attributable to the transferred Partnership Interest.

                                   ARTICLE IV

                                  ALLOCATIONS

                 4.1. Capital Account Net Income and Capital Account Net Losses. (a) "Capital Account Net Income" and "Capital Account Net Losses" shall be the net income or net losses (including capital gains, income and gain exempt from tax, and items of loss, deduction or expense not deductible from Partnership income or capitalized into the basis of Partnership property), respectively, of the Partnership determined for each Fiscal Year in accordance with the accounting method followed for federal income tax purposes, except that (i) in computing Capital Account Net Income and Capital Account Net Losses, all depreciation and cost recovery shall be deemed equal to Depreciation, and (ii) gain or loss on the sale or other disposition of a Partnership Asset shall be determined by reference to Net Book Value.

                 (b) Whenever a proportionate part of the Capital Account Net Income or Capital Account Net Losses is allocated to a Partner, every item of income, gain, loss, deduction or credit entering into the computation of such Capital Account Net Income or Capital Account Net Losses or arising from the transactions with respect to which such profits or losses were realized shall be credited or charged to such Partner; provided, however, that any gain treated as ordinary income pursuant to Sections 1245 or 1250 of the Code, or any successor or similar provision thereto ("recapture income") shall be allocated to the Partners who were allocated the corresponding depreciation deductions.

                 (c) If a Partner's Partnership Interest is increased or decreased during any Fiscal Year by transfer to a third party or otherwise, Capital Account Net Income and Capital Account Net Losses attributable to such Partnership Interest for such Fiscal Year shall be apportioned between the transferor and transferee or computed as to such Partners, as the case may be, ratably on a daily basis, unless the Partners agree on another method permitted under the Code and applicable Treasury Regulations.

                 4.2. Allocation of Capital Account Net Income and Capital Account Net Losses.

                 (a) Capital Account Net Income equals the sum of U.S. GAAP Net Income and Capital Account Adjustments and shall be allocated to the Partners as follows:

                 (i) U.S. GAAP Net Income shall be allocated 99.375% to Raynet and .625% to EHU until the cumulative amount of U.S. GAAP Net Income allocated to Raynet pursuant to this Section 4.2(a)(i) equals from time to time, the cumulative amount distributed to Raynet pursuant to
         Section 5.1(b)(i), and thereafter in accordance with each Partner's respective Percentage Interest; and

                 (ii) Capital Account Adjustments shall be allocated according to each Partner's respective Percentage Interest.

                 (b) Capital Account Net Losses equals the sum of U.S. GAAP Net Losses and Capital Account Adjustments and shall be allocated to the Partners as follows, and in the following order:

                 (i) U.S. GAAP Net Losses shall be allocated 100% to EHU until the amount allocated to EHU pursuant to this Section 4.2(b)(i) equals 51% of the Stub Period Loss, if any, but in no event shall the amount allocated to EHU pursuant to this Section 4.2(b)(i) exceed 51% of the Maximum Agreed Loss;

                 (ii) With respect to the 1995 Fiscal Year, U.S. GAAP Net Losses shall be allocated 100% to EHU until the amount allocated pursuant to this Section 4.2(b)(ii) equals 51% of the amount determined by subtracting the Stub Period Loss, if any, from the Maximum Agreed Loss, and thereafter 100% to Raynet;

                 (iii) With respect to the 1996 Fiscal Year, U.S. GAAP Net Losses shall be allocated (A) according to each Partner's respective Percentage Interest until the amount allocated pursuant to this
         Section 4.2(b)(iii) equals $19,607,843 (plus the sum of Restructuring Costs and Third-Party Interest incurred during the 1996 Fiscal Year),
         (B) thereafter 100% to Raynet until the amount allocated pursuant to this Section 4.2(b)(iii) equals $29,607,843 (plus the sum of Restructuring Costs and Third-Party Interest incurred during the 1996 Fiscal Year) (51% of the amount, if any, allocated pursuant to this clause B is the "Incremental Loss for 1996"), and thereafter according to each Partner's respective Percentage Interest;

                 (iv) After the 1996 Fiscal Year, U.S. GAAP Net Losses shall be allocated in accordance with each Partner's respective Percentage Interest; and

                 (v) For all periods including and following the date of the Closing, Capital Account Adjustments shall be allocated according to each Partner's respective Percentage Interest.

                 (c) Notwithstanding Sections 4.2(a) and (b) hereof, for Tax purposes but not for purposes of crediting or charging Capital Accounts, depreciation or gain or loss realized by the Partnership with respect to any property that was contributed to the Partnership or that was held by the Partnership at a time when the Book Value of the Partnership Assets was adjusted, in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), for allocations pursuant to Section 4.3 hereof, shall be allocated between the Partners in a manner which takes into account the differences between the adjusted basis for federal income tax purposes to the Partnership of its interest in such property and the Agreed Value of such interest at the time of its contribution or revaluation. In making such allocations the Partnership shall use the method permitted by the Code and Treasury Regulations which has the effect of minimizing the differences, if any, between (i) the Capital Account Net Income or Capital Account Net Losses allocated to EHU and (ii) the income or losses allocated to EHU for federal income tax purposes. In particular, (i) depreciation, amortization, and other cost recovery deductions reflecting the excess of the tax basis of the Contributed Assets over their Agreed Value at the date of the Closing shall be allocated to Raynet; (ii) Raynet's share of gain or loss upon a taxable disposition of any or all of the Contributed Assets shall reflect such excess tax basis, adjusted to account for allocations of deductions pursuant to clause
(i); and (iii) corresponding treatment shall apply in respect of property acquired by the Partnership to the extent that the tax basis of such property reflects, in whole or in part, such excess tax basis of any Contributed Property.

                 4.3. Adjustment to Capital Accounts. Immediately before any distribution pursuant to Section 10.2(c)(iii) hereof, the Partnership shall revalue the Capital Accounts by allocating gain or loss for Capital Account purposes as if the Partnership sold all of its assets for Fair Market Value. Such gain or loss shall be included in Capital Account Net Income or Capital Account Net Losses and shall be allocated in accordance with Section 4.2 of this Agreement.

                                   ARTICLE V

                                 DISTRIBUTIONS

                 5.1. Distributions. (a) The Partnership shall make the distributions required pursuant to Section 3.2(c) and (d), if any.

                 (b) After the distributions made pursuant to Section 5.1(a) the Partnership shall make distributions in respect of each Fiscal Year to the Partners as follows:

                 (i) First, to Raynet in an amount equal to 100% of the Partnership's U.S. GAAP Net Income for such Fiscal Year until the sum of the amounts distributed to Raynet pursuant to this Section 5.1(b)(i) equals the Target Amount; provided, however , that no amount shall be distributed pursuant to this Section 5.1(b)(i) with respect to U.S. GAAP Net Income attributable to any period after the Target Date;

                 (ii) Thereafter, at such times and in such amounts as shall be determined by the Board of Managers, to each Partner in proportion to such Partner's Percentage Interest. Distributions for each Fiscal Year shall be made as promptly as practicable after the end of such Fiscal Year but in no event later than 45 days after the end of such Fiscal Year.

                 5.2. Distributions on Liquidation. Any distribution pursuant to Section 10.2(c)(iii) hereof shall be made to each Partner first in an amount equal to the positive balance in each Partner's respective Capital Account after allocation of any Capital Account Net Income or Capital Account Net Losses (including any gain or loss resulting from the allocation provided by Section 4.3 hereof) for the period ending on the date of such distribution, and thereafter in accordance with each Partner's respective Percentage Interest.

                                   ARTICLE VI

                             ACCOUNTING AND RECORDS

                 6.1. Books and Records. The Partnership shall keep or cause to be kept at the Partnership's principal office separate books of account for the Partnership (including a record as to each Partner's Capital Account) which shall show a true, accurate and complete record of each transaction of the Partnership, including but not limited to, all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the business of the Partnership, each in accordance with U.S. generally accepted accounting principles consistently applied, and copies of all product sale, lease and license contracts and the names of all customers. The Partnership shall also keep or cause to be kept at the Partnership's principal office separate books of account for the Partnership which shall show the same items in accordance with federal income tax accounting principles. Each Partner or its duly authorized representative shall, at its sole expense, have the right, at any time upon reasonable notice to the Partnership, to examine, copy and audit (including by an independent accounting firm) the Partnership's books and records during normal business hours. The Partnership's books and records shall be filed and preserved for a period of at least seven years or such longer period as required by any applicable law. Raynet may share information with BellSouth Corporation and/or Raychem's lenders.

                 6.2. Financial Reports. (a) The Partnership shall prepare and deliver to each Partner as promptly as practicable, and in any event not later than twelve days after the end of each fiscal month, a statement detailing net income or loss for the Partnership and an analysis of Capital Account activity for that month. The Partnership shall prepare and deliver to each Partner as promptly as practicable, and in any event not later than 30 days after the close of each fiscal quarter and 45 days after the end of each Fiscal Year, a financial report of the business and operations of the Partnership, prepared in accordance with U.S. GAAP, relating to such period (subject in the case of interim statements to normal year-end audit adjustments and other adjustments noted therein), including a balance sheet, a statement of income (loss) and a statement of Partners' capital

(deficiency), which, in the case of the report furnished after the close of the Fiscal Year, shall be audited by the Auditors. The report furnished after the close of the Fiscal Year shall include a statement of cash flows and allocations to the Partners of the Partnership's taxable income, gains, losses, deductions, credits and the balance in each Partner's Capital Account. As promptly as practicable, and in any event within 20 days after the close of each fiscal quarter, and 45 days after the close of the Fiscal Year, the Partnership shall prepare and deliver to Raynet sufficient financial information and analysis to allow Raychem to satisfy reporting requirements of the Securities Exchange Commission, including without limitation, the requirements of Management's Discussion and Analysis.

                 (b) The Partnership shall also prepare and deliver to EHU after the close of each fiscal quarter and the end of each Fiscal Year a financial report of the Partnership prepared in accordance with the "FIRE" financial reporting system of Ericsson, which, in the case of the report furnished after the end of the Fiscal Year, shall thereafter be audited by the Auditors. Such reports shall be delivered to EHU in accordance with the normal reporting schedule established by Ericsson.

                 (c) The Partnership shall provide to the Partners on a quarterly basis forecasts of operating results and cash flows in the same format as Ericsson uses for its other U.S. subsidiaries.

                 6.3. Tax Returns and Information. (a) EHU is hereby designated "Tax Matters Partner", as defined in the Code, for the Partnership and shall be so designated in each federal information return filed on behalf of the Partnership. The Tax

Matters Partner shall not be liable to the Partnership or any other Partner for any act or omission taken or suffered by it in such capacity in good faith in the belief that such act or omission is in or is not opposed to the best interests of the Partnership; provided, however, that such act or omission does not constitute fraud, a willful violation of law or a willful violation of this Agreement.

                 (b) The Board of Managers shall cause to be prepared all income and other required federal, state, local and foreign tax returns for the Partnership, shall cause the same to be sent (together with related work papers) to each Partner for review at least 30 days prior to filing and shall cause the same to be timely filed with extension by the appropriate authorities but not beyond December 15th (unless due without extension after December
15th), unless otherwise agreed by all Partners.

                 (c) Within 20 days of receipt, the Tax Matters Partner (or any other Partner receiving such notification) shall give to the other Partner written notice of the receipt from any taxing authority of any notification of an audit or investigation of the Partnership and shall keep the other Partner fully informed as to the status of any audit of the Partnership's tax affairs and all proceedings in connection therewith. Each Partner shall have the right to (i) participate in any audit or administrative proceeding relating to the determination of any item of taxation relating to the Partnership and (ii) participate in any discussions with the Internal Revenue Service relating to any item of Partnership taxation. The Tax Matters Partner shall not enter into any settlement or compromise of any issue related to any item of Partnership taxation or agreement extending the statute of limitations on behalf of Raynet without the consent of Raynet. In the event that a Partner notifies the Tax Matters Partner of its intention to represent itself or to obtain its own tax counsel or accountants to represent it in connection with any examination of Partnership items affecting that Partner, any related proceeding or any proposed adjustment relating thereto, the Tax Matters Partner shall supply that Partner and its tax counsel and accountants, at that Partner's sole cost and expense, with copies of all written communications received by the Tax Matters Partner with respect thereto, together with such other information and documents as they may reasonably request in connection therewith, and the Tax Matters Partner shall cooperate with that Partner and its tax counsel and accountants, at that Partner's sole cost and expense, in connection with any separate representation.

                 (d) Except as otherwise specifically provided herein, the Partnership shall make any and all tax accounting and reporting elections and adopt such procedures as the Board of Managers may from time to time determine. In the event that the Board of Managers shall be unable to agree on any such election within 10 days after the issue is first presented to the Board of Managers, the determination shall be promptly referred to the Auditors who shall be instructed to make the determination within 10 days thereafter. The Auditors' determination shall be final and binding on the Partners and the Partnership. In making such determination, unless otherwise agreed by the Partners, the Auditors shall be instructed to make such elections which have the effect of accelerating the present value of deductions or deferring the present value of income for tax purposes.

                 6.4. Fiscal Year. The Fiscal Year of the Partnership shall be the period of 12 calendar months ending on June 30 in each year, unless required to be changed by the Code or otherwise agreed pursuant to Section 7.3 hereof.

                 6.5. Withholdings. Each Partner hereby agrees that, notwithstanding anything herein to the contrary, the Partnership shall be entitled, upon advice of counsel and after consultation with the affected Partner, to withhold from such Partner and pay over to the Internal Revenue Service or any foreign, state or local governmental taxing authority any sums required and necessary to be withheld to prevent any liability or contingent liability on the part of the Partnership or any Partner, and the amounts withheld and paid over shall be deemed to have been distributed to such Partner from whom any such amounts have been withheld.

                                  ARTICLE VII

                         MANAGEMENT OF THE PARTNERSHIP

                 7.1. Board of Managers. (a) The business and affairs of the Partnership shall be managed under the direction of the Board of Managers.

                 (b) The Board of Managers shall at all times consist of not less than five nor more than seven Members, the number to be established by the unanimous joint election of EHU and Raynet prior to the first meeting of the Board. In the absence of unanimity, the number of Members shall be five. A majority of the Members shall be EHU Members and the remainder shall be Raynet Members. Each Member shall serve until his or her resignation, removal by his or her appointor or death.

                 (c) Any Member who expects to be unable to attend a meeting of the Board of Managers because of absence, illness or otherwise may appoint any Person to be a Deputy Member to act in his or her stead, and such appointee while he or she holds office as Deputy Member shall, in the event of absence therefrom of his or her appointor, be entitled to attend meetings of the Board of Managers and to vote thereat and to do, in the place and stead of his or her appointor, any other act or thing which his or her appointor is permitted or required to do by virtue of being a Member as if the Deputy Member were the appointor, other than appointment of another Deputy Member. Each Deputy Member shall vacate office ipso facto if and when his or her appointor ceases to be a Member or removes the appointee from office. Any appointment or removal hereunder of a Deputy Member shall be effected by notice in writing signed by the Member making the same.

                 (d) Vacancies on the Board of Managers arising for any reason shall be filled as soon as practicable by the Partner that appointed the Member previously holding the position, and each Partner will use its best efforts to fill any vacancy within thirty (30) days. The Partner electing the replacement Member shall promptly notify the other Partner of the name of the new Member.

                 (e) Either Partner may remove, for any reason, at any time, any Member appointed by it (but not any Member appointed by the other Partner), and no action by the other Partner shall be necessary for such removal.

                 7.2. Meetings, Quorum and Voting. (a) At least four regular meetings of the Board of Managers shall be held in each Fiscal Year, at such times and places as shall be established by the Board of Managers. The times and places of such meetings shall be scheduled prior to the beginning of each fiscal year. Special meetings of the Board of Managers may be called by any Member upon fourteen days' notice, specifying the purpose or purposes of the meeting, to all Members. The Board of Managers may take action by unanimous written consent. Meetings may be held by telephone if all members participating in the meeting are able to hear and be heard by each other. Notice of any meeting may be waived by a Member at any time, whether before or after the meeting, and shall be deemed waived by any Member who attends or participates by telephone in the meeting. Materials to be considered at any meeting of the Board shall be distributed to the Members at least seven days prior to the meeting, and draft minutes of each meeting shall be distributed to the Members within thirty days of the meeting.

                 (b) Two Members, including at least one EHU Member and one Raynet Member, shall constitute a quorum for the transaction of business at any meeting of the Board of Managers; provided, however, that if a Raynet Member or Deputy Raynet Member shall fail to be present at two consecutive regular meetings of the Board of Managers in respect of which due notice is given, the presence of a Raynet Member or Deputy Raynet Member shall not be necessary for a quorum at the next succeeding regular meeting.

At each meeting, the EHU Members present shall be entitled to cast collectively a total number of votes equal to EHU's Percentage Interest, and the Raynet Members present shall be entitled to cast collectively a total number of votes equal to Raynet's Percentage Interest. The manner in which such votes are cast shall be determined by a majority of the EHU Members or Raynet Members, as the case may be, who are present at the meeting. Except as provided in Section 7.3 hereof, the approval of a majority of the votes cast at a meeting of the Board of Managers at which a quorum is present or unanimous written consent shall be required for a decision of the Board of Managers.

                 (c) The Board of Managers shall elect one of the EHU Members as Chairman of the Board of Managers.

                 (d) The Board of Managers may establish such committees as it deems appropriate and each Partner shall be entitled to be represented on any such committee in the same proportion as it is represented on the Board of Managers.

                 7.3. Unanimous Decisions. Notwithstanding any other provisions of this Agreement, the following actions shall not be taken or agreed to be taken by the Partnership unless approved by all of the votes cast at a meeting of the Board of Managers at which a quorum is present or by the unanimous written consent of all Members:

                 (a)  any merger or consolidation involving the Partnership;

                 (b) any sale, pledge or acquisition of any assets, other than in the ordinary course of business or as otherwise contemplated in the Annual Budget;

                 (c) any request for additional Capital Contribution to be made by EHU and Raynet, unless required in accordance with Section 3.2(c), (d) or (e);

                 (d) any material changes in or additions to the business of the Partnership from the scope of business set forth in Article II;

                 (e) any Capital Expenditures or development expenses exceeding by more than 10% the amounts contemplated in the Annual Budget or $1 million, whichever is less;

                 (f) any incurrence of indebtedness for borrowed money or indebtedness evidenced by notes, bonds, debentures or similar instruments constituting obligations of the Partnership in excess of $1 million in the aggregate at any time outstanding, other than borrowings under lines of credit previously approved by the Board of Managers pursuant to this Section 7.3(f);

                 (g) except as provided by Section 5.1 hereof, any distribution to EHU or Raynet;

                 (h) the approval of the Business Plan or the Annual Budget or any material deviations therefrom, or the incurrence of any Restructuring Costs;

                 (i) determination of compensation, benefits, perquisites and other incentives for executive officers of the Partnership, other than in the ordinary course of business consistent with past practice or in accordance with the standards prevailing in Ericsson's subsidiaries in the United States;

                 (j) any material transaction or agreement between the Partnership and any Partner (or its Affiliates);

                 (k) the appointment or change of the Auditors for the Partnership;

                 (l) the adoption or amendment of the Statement of Accounting Principles;

                 (m)  the admission of additional Partners to the Partnership;

                 (n) the voluntary termination or dissolution of the Partnership;

                 (o) any change in the Partnership's Fiscal Year except as required by the Code;

                 (p) the determination of the times and places of regular meetings of the Board of Managers; and

                 (q)  the filing of a voluntary petition under the Bankruptcy
            Code.

                 In the event that the Partnership proposes to undertake to admit an additional Partner or Partners, Raynet shall be permitted to provide written notice to BellSouth Corporation of the Partnership's intention to do so, describing the price and terms of such proposed admissions and identifying the officers of the Partnership who may be contacted regarding such matters and their respective mailing addresses.

                 7.4. Officers of the Partnership. (a) The officers of the Partnership shall consist of the Chief Executive Officer and such other officers as the Board of Managers may appoint from time to time. Each officer shall have such powers and authority and shall serve for such term as shall be established by the Board of Managers.

                 (b) The Board of Managers will adopt guidelines specifying those matters that will be subject to the operational control of the executive officers of the Partnership and those that will require action by the Board of Managers.

                 (c) Subject to subsection (b) above, the day-to-day operations of the Partnership will be managed by the executive officers of the Partnership under the direction of the Chief Executive Officer, who will report directly to the Board of Managers.

                 7.5. Business Plan; Accounting Principles. (a) The Partnership shall adopt and maintain in effect at all times a Business Plan (the "Business Plan") setting forth the plans for the development of the business of the Partnership. The Business Plan covering the five-year period beginning July 1, 1994 shall be agreed upon by the Partners prior to the execution of this Agreement and shall be presented to and adopted by the Board of Managers.

                 (b) Hereafter, a proposed updated Business Plan, in scope and detail comparable to that of the initial Business Plan, shall be prepared during each year under the direction of the Chief Executive Officer and the financial officers of the Partnership. The updated Business Plan prepared in 1995 shall cover the three-year period beginning January 1, 1996. Each updated Business Plan shall be submitted to each Member no later than ten business days prior to the regular Board of Managers meeting held in the second quarter of the fiscal year preceding the period to which such updated Business Plan relates, for consideration at such meeting. The Board of Managers shall vote upon the updated Business Plan (including any modifications required by it) at such meeting. Upon approval of the initial Business Plan and each updated Business Plan by the Board of Managers, the Partnership shall implement and shall conduct its affairs in accordance with such initial or updated Business Plan (as it may be duly amended).

                 (c) The Partnership shall adopt and maintain in effect at all times a Statement of Accounting Principles specifying the Partnership's standards and elections in applying U.S. generally accepted accounting principles for Partnership accounting purposes, including without limitation the determination of U.S. GAAP Net Income or Loss. The Partnership shall adopt as its initial Statement of Accounting Principles a statement of the U.S. generally acceptable accounting principles used by Raynet at June 30, 1994.

                 7.6. Annual Budget. A proposed Annual Budget for the Partnership (the "Annual Budget"), in scope and detail agreed to by the Partners, but in any event in at least the scope and detail set forth in the initial Annual Budget to be agreed to by the Partners prior to the execution of this Agreement and adopted by the Board of Managers, for each calendar year commencing after July 1, 1995, shall be prepared (consistent with the Business Plan as it relates to such year) under the direction of the Chief Executive Officer and financial officers of the Partnership and submitted to each Member no later than ten days prior to the regular Board of Managers meeting held in the fourth quarter of the calendar year prior to the calendar year for which such Annual Budget applies. The Board of Managers shall vote upon the Annual Budget for each calendar year (including any modifications required by it) during the fourth quarter of the preceding calendar year. Upon approval by the Board of Managers, the Partnership shall implement and shall conduct its affairs in accordance with such Annual Budget.

                 7.7. Bank Accounts. The Partnership shall maintain bank accounts in such banks as the Board of Managers may designate exclusively for the deposit and disbursement of all funds of the Partnership. All funds received by the Partnership shall be promptly deposited in such accounts.

                 7.8. Insurance. The Partnership shall be insured on its own behalf in the Ericsson insurance program with insurers who maintain an A.M. Best rating of "A" or better for all property, liability and workers' compensation insurance and such other insurance as shall be required under applicable mortgages, leases, agreements and other instruments and statutes, or as determined by the Board of Managers.

                                  ARTICLE VIII

                       TRANSFER OF PARTNERSHIP INTERESTS

                 8.1. Restrictions on Transfer. Except as otherwise set forth in this Article VIII, neither Partner may Transfer or subject to any Encumbrance all or any part of its Partnership Interest, except with the prior written consent of the other Partner or as otherwise permitted by the terms of this Agreement, and any attempt so to Transfer or subject to any Encumbrance any Partnership Interest shall be void.

                 8.2. Intercompany Transfers. Each of EHU and Raynet may Transfer all (but not less than all) of its Partnership Interest provided that
(i) the transferee is a direct or indirect subsidiary of Ericsson or Raychem, as the case may be, and at least 80 percent of the total outstanding voting securities of such subsidiary is held directly or indirectly by Ericsson or Raychem, as the case may be, (ii) the transferee agrees in writing to be bound by the terms of this Agreement to the same extent as the transferor, and (iii) the transfer would not result in a termination of the Partnership under Section 708 of the Code. In the event that such a transfer is proposed, the transferor shall notify the other Partner of the identity of such transferee and provide such other information concerning the proposed transfer as the other Partner may reasonably request. In the event a transfer is prohibited because it would cause a termination of the Partnership under Section 708 of the Code, the Partner that proposed such transfer may make it in two stages at least 12 months, but not more than 13 months, apart so long as such transfer does not cause a termination. No transfer of a Partnership Interest by either Partner in accordance with this Section 8.2 shall release the transferring Partner from any of its obligations or liabilities under this Agreement, and it shall remain jointly and severally liable for all obligations and liabilities of the transferee hereunder. Any permitted transferee pursuant to this Section 8.2 shall have the same rights and obligations as the applicable transferor.

                 8.3. Transfers to Unaffiliated Persons; Right of First Refusal. After July 1, 1999, each Partner may Transfer all (but not less than all) of its Partnership Interest in accordance with this Section 8.3. In the event either Partner (the "Selling Partner") desires to Transfer its Partnership Interest (the "Offered Partnership Interest") to a third party (the "Third Party Offeree"), it shall first offer to sell the Offered Partnership Interest to the other Partner (the "Remaining Partner"), at a price and upon terms no less favorable to the Remaining Partner than those offered by such Third Party Offeree, by giving written notice (the "Offer Notice") to the Remaining Partner of its desire to Transfer the Offered Partnership Interest, the identity of such Third Party Offeree and the material terms of the proposed Transfer of the Offered Partnership Interest. Within 30 days after receipt of the Offer Notice, the Remaining Partner shall notify the Selling Partner in writing as to whether it accepts or rejects such offer. In the event that the Remaining Partner accepts such offer, it or its designee shall consummate the acquisition of the Offered Partnership Interest no later than 180 days after notifying the Selling Partner of its acceptance thereof. In the event that the Remaining Partner rejects such offer, the Selling Partner shall have the right to Transfer the Offered Partnership Interest to such Third Party Offeree pursuant to the terms set forth in the Offer Notice unless within 20 days after receipt of the Offer Notice, the Remaining Partner notifies the Selling Partner in writing that it is withholding its consent (which consent shall not be unreasonably withheld) to the Transfer of the Offered

Partnership Interest to such Third Party Offeree. The withholding of consent shall be deemed to be reasonable if, and only if, it is based upon a reasonable assessment of the financial strength of the Third Party Offeree. If the Third Party Offeree shall not have consummated the acquisition of the Offered Partnership Interest within 180 days following the rejection of such offer by the Remaining Partner, then the provisions of this Section 8.3 shall again apply.

                 8.4.  Call Options.

                 (a) Raynet hereby grants to EHU the irrevocable option (the "First Call Option"), to purchase and acquire from Raynet (or any transferee of Raynet), on the terms set forth herein, all (but not less than all) of Raynet's Partnership Interest, at an aggregate purchase price equal to the sum of (a) $139,331,500 and (b) 51% of the Target Amount less (c) 51% of any distributions previously made to Raynet pursuant to Section 5.1(b)(i). EHU may exercise the First Call Option at any time during the period beginning at the second anniversary of the Closing Date and ending on the 21st day thereafter by giving notice in writing to Raynet, which notice shall specify a purchase date not more than 30 days after the date of such notice. Payment shall be made in two installments: at least one-half on the purchase date and the remainder on the third anniversary of the Closing Date. The amount of the second installment shall accrue interest at the prime rate, as published in The Wall Street Journal, or its equivalent.

                 (b) Raynet hereby grants to EHU the irrevocable option (the "Second Call Option") to purchase and acquire from Raynet

(or any transferee of Raynet), on the terms set forth herein, all (but not less than all) of Raynet's Partnership Interest, at an aggregate purchase price (the "Option Price") determined as set forth in Section 8.6. The Second Call Option may be exercised by EHU at any time after July 1, 1999 by written notice (which shall be irrevocable) of such exercise to Raynet. The Option Price shall be determined and the purchase shall occur as provided in Section 8.6.

                  8.5. Put Option. EHU hereby grants to Raynet the irrevocable option (the "Put Option") to require EHU to purchase and acquire from Raynet (or any transferee of Raynet), on the terms set forth herein, all (but not less than all) of Raynet's Partnership Interest at the Option Price. The Put Option may be exercised by Raynet at any time after July 1, 1999 by written notice (which shall be irrevocable) of such exercise to EHU. The Option Price shall be determined and the purchase shall occur as provided in
Section 8.6

                  8.6. Determination of Option Price. In the event of any exercise by EHU of the Second Call Option or by Raynet of the Put Option, EHU and Raynet will use their best efforts to agree upon a valuation for the total equity of the Partnership. If EHU and Raynet do not agree on such valuation following three meetings during the 60 days after notice of exercise has been given, then the Chief Executive Officers of Ericsson and Raychem, or their personal designates (who shall be senior corporate executives), shall meet on at least three occasions during the next succeeding 30 day period to attempt to reach an agreement as to such valuation, which shall be based on the principles outlined below. If agreement is not reached after the above 60 and 30 day periods, then each Chief Executive Officer will present to the other a final valuation signed by the Chief Executive Officer. The Chief Executive Officers will then appoint a mutually agreeable investment bank, commercial bank or other appraiser of recognized international standing with experience in the valuation of United States business enterprises, which will serve as the appraiser (at the joint expense of EHU and Raynet). The appraiser will have a 60 day period to value the equity of the Partnership as of the date of notice of exercise consistent with the principles outlined below and shall determine which of the two final valuations is closest to the fair market value of the Partnership in the judgment of the appraiser, and such party's final valuation shall be deemed to be the fair market value of the Partnership. The Option Price shall be the fair market value of the Partnership as so determined multiplied by the Percentage Interest of Raynet plus any amount determined pursuant to paragraph (c) below. The appraiser shall follow the following principles in determining the value of the Partnership Interest being sold:

                 (a) The appraiser shall determine the valuation of 100% of the equity of the Partnership.

                 (b) Subject to (c) below, the purchasing partner shall pay an amount equal to the product arrived at by multiplying the value in
         (a) above times the percentage ownership of the selling partner;
         i.e., no minority discount shall be taken.

                 (c) If, at the time of the valuation, the cumulative income of the Partnership has not reached the Target Amount, the appraiser shall determine the fair market value of the Target Amount, based upon the probability that the income of the Partnership will reach the Target Amount before the Target Date and applying an appropriate discount rate, and the payment amount calculated pursuant to (b) above shall be adjusted by adding 51% of the fair market value of the Target Amount to the amount payable to Raynet.

                 (d) The business shall be valued taking into account the benefits of any services provided by, any commercial relationships with, or any technology licensed between the business and either of the partners. The services, products or technology in question shall be regarded as being available on a continuing basis, beyond the purchase of the selling partner's equity. In no event shall the commercial terms and conditions, termination provisions or transfer rights or restrictions related to the specific services, products or technologies by and between the partners and the business (however limited in duration) be deemed to diminish the value of the business provided, however, that the partners may agree in writing during the life of the business to exclude certain services from the valuation process.

                 (e) The appraiser shall be granted complete access to the books, records and personnel of the business, and to such additional information as it reasonably requests.

                 (f) The closing shall be held within 60 days of the date of the appraiser's determination. The purchasing party may decide, at its sole election, to pay the purchase price either at the closing or in five equal annual principal installments:

                          (i) the unpaid portion shall accrue interest at a variable rate equal to the prime rate as published in The Wall Street Journal from time to time;

                          (ii) prepayment may be made at any time without penalty; and

                          (iii) the balance shall be paid in full at the end of the fifth year.

                 (g) The parties will cooperate in structuring the purchase transaction so as to maximize any tax and financial benefits to both parties.

                                   ARTICLE IX

                                    DEFAULTS

                 9.1. Events of Default. An "Event of Default" shall be considered to have occurred with respect to a Partner (the "Defaulting Partner") if:

                 (a) Such Partner fails to make a Capital Contribution required of it pursuant to Section 3.2 hereof and such failure continues for five days after such Partner has been given written notice thereof by the other Partner or by the Board of Managers;

                 (b) Such Partner fails to perform or violates any other material term or condition of this Agreement (other than as set forth in subsection (a) above) and such failure or violation continues for 20 days after such Partner has been given written notice thereof by the other Partner or the Board of Managers; provided that nothing herein shall limit the Defaulting Partner's obligation to pay damages for such breach during such cure period; or

                 (c) Such Partner otherwise causes the dissolution of the Partnership in contravention of the terms of this Agreement.

                 9.2. Remedies Upon Default. (a) Upon the occurrence and during the continuance of an Event of Default, the non- defaulting Partner (the "Non-Defaulting Partner") may elect:

                 (i) to seek to enjoin such default or to obtain specific performance of the Defaulting Partner's obligations; or

                 (ii) to terminate the Partnership as provided in Section 10.1 hereof, in which event the affairs of the Partnership shall be wound up as provided in Section 10.2 hereof.

                 (b) The election of a remedy specified under Section 9.2(a) hereof shall be made by giving notice (a "Default Notice") to the Defaulting Partner at any time that the Event of Default has occurred and is continuing. If an election pursuant to Section 9.2(a)(i) hereof is made to seek an injunction, specific performance or other equitable relief and a final judgment in such action is rendered denying such equitable remedy, then, the Non-Defaulting Partner may elect to pursue the remedy specified in Section 9.2(a)(ii) hereof to the extent such remedy is available unless, prior to the giving of such notice, the Defaulting Partner has cured the Event of Default in question in full and no other Event of Default with respect to such Partner has occurred and is continuing or the final judgment denying equitable relief specifically held that there was no Event of Default.

                 (c) The election of any remedy pursuant to this Section 9.2 shall not for any purpose be deemed to be a waiver of any other remedy available under applicable law.

                 (d) The Defaulting Partner shall be liable to the Partnership and to the Non-Defaulting Partner for any and all losses, claims, damages, costs and expenses (including, without limitation, reasonable legal fees and tax costs) suffered or incurred by the Partnership or the Non-Defaulting Partner as a result of such Event of Default.

                                   ARTICLE X

                                  TERMINATION

                 10.1. Termination. The Partnership shall be dissolved and its affairs wound up pursuant to Section 10.2 hereof upon the first to occur of any of the following events (each, an "Event of Termination"):

                 (a) the expiration of the term of the Partnership set forth in Section 2.5 hereof;

                 (b) the execution by the Partners of a unanimous written consent to the dissolution;

                 (c) the Bankruptcy of a Partner, unless such Partner's Partnership Interest is purchased pursuant to Section 10.3 hereof or the other Partner has consented to a continuation of the Partnership with the successor or successors, including, without limitation, the representative of the bankrupt Partner's estate or a court-appointed trustee, receiver or custodian and any mediate or immediate transferee therefrom of such bankrupt Partner admitted as a new Partner; or

                 (d)  the election of the Non-Defaulting Partner pursuant to
         Section 9.2(a)(ii) hereof to terminate the Partnership upon the occurrence and during the continuance of an Event of Default.

                 10.2. Winding-up. Upon the occurrence of an Event of Termination, the Partnership affairs shall be wound up as promptly as practicable as follows:

                 (a) The Board of Managers shall cause to be prepared a statement of the assets and liabilities of the Partnership as of the date of dissolution.

                 (b) The assets of the Partnership shall be liquidated as promptly as possible, and receivables collected, all in an orderly and businesslike manner so as not to involve undue sacrifice. If any assets are sold to a Partner or an Affiliate of a Partner, such assets shall be sold at an arm's-length price and on arm's-length terms.

                 (c) The proceeds of liquidation under Section 10.2(b) hereof and all other assets of the Partnership shall be applied and distributed as follows in the following order of priority:

                          (i) to the payment of the debts and liabilities of the Partnership (including all amounts owed to any Partner or any Affiliate of a Partner) and the expenses of liquidation;

                          (ii) to establish any reserves that the Board of Managers, in accordance with sound business judgment, deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, which reserves may be paid over to an escrow agent selected by the Board of Managers to be held by such agent for the purpose of (x) distributing such reserves in payment of the aforementioned contingencies and (y) upon the expiration of such period as the Board of Managers may deem advisable, distributing the balance thereof in the manner provided in this Section 10.2(c);

                          (iii) to the Partners in accordance with Section 5.2 hereof. Any distribution pursuant to Section 5.2 hereof shall be made no later than (A) the end of the Partnership taxable year in which the liquidation of the Partnership occurs or (B) if later, within 90 days after the date of such liquidation. Distributions pursuant to Section 5.2 hereof may be distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of any Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Board of Managers, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement.

                 (d) The Partners shall otherwise comply with all requirements of applicable law pertaining to the winding-up of the Partnership.

                 10.3.  Purchase Option Upon Bankruptcy of a Partner.  (a)
Upon obtaining actual knowledge of the Bankruptcy of a Partner, the other Partner shall have the right, by giving notice (a "Bankruptcy Notice") thereof, to purchase or cause its designee to purchase the Partnership Interest of such bankrupt Partner and continue the business of the Partnership as a successor business entity without liquidation of the Partnership's affairs. The purchase price payable for such Partnership Interest shall be its Fair Market Value, as determined pursuant to Section 8.6 hereof.

                 (b) Upon the giving of a Bankruptcy Notice, a determination of the Fair Market Value of the Partnership Interest of the bankrupt Partner as of the date of the Bankruptcy Notice shall be made in accordance with Section
8.6 hereof. The non- bankrupt Partner shall, within 10 days following such determination, notify the bankrupt Partner as to whether it or its designee elects to purchase the bankrupt Partner's Partnership Interest.

                 (c) The Purchase of a Partner's Partnership Interest under this Section 10.3 shall be consummated within 180 days of the giving of the Bankruptcy Notice. The applicable purchase price shall be payable in cash in immediately available funds.

                                   ARTICLE XI

                                 MISCELLANEOUS

                 11.1. Relationship of Parties. Except as otherwise expressly provided in this Agreement, no Partner, acting alone, shall have any authority to act for, or undertake to assume any obligations or responsibility on behalf of, any other Partner or the Partnership. No Partner shall be responsible or liable for any indebtedness or obligation of any other Partner incurred either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, debts or obligations incurred or assumed pursuant to the terms of this Agreement. Notwithstanding any other provision of this Agreement, no Partner shall be under any obligation, as a fiduciary or otherwise, to cause any Member appointed by it to approve or disapprove any transaction or to take or omit to take any action, regardless of the interests of the Partnership or the other Partner in respect of such transaction or action, and the Members may approve or disapprove any such proposed transaction or action in their sole and absolute discretion.

                 11.2. Waiver of Partition. Except as may be otherwise provided by law in connection with the winding up, liquidation and dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership assets.

                 11.3. Business Activities. The Partnership will supply products and systems for narrowband, broadband and wideband networks around the world, as set forth in the Business

Plan and Mission Statements as agreed upon by the Partners from time to time. These systems will be accompanied by appropriate network management and operations support systems. The systems will be directed primarily at the needs of residential and medium size business customers. EHU and Raynet and their Affiliates shall operate the Partnership in such a way as to maximize sales and to optimize the profit opportunities of the Partnership. Nothing contained in the Agreement shall preclude or restrict Ericsson and its Affiliates from engaging in any activities in which they are engaged on the date of this Agreement and any natural extensions and outgrowths thereof that are not included in the purposes of the Partnership.

                 11.4. Amendments and Waivers. This Agreement may be amended or modified only by an instrument in writing executed by each of the Partners. No Partner shall be released from its obligations hereunder without the written consent of each other Partner. The observance of any terms of this Agreement may be waived (either generally or in particular instances) by the Partner entitled to enforce such term, but any such waiver shall be effective only if in writing signed by the Partner against which such waiver is to be asserted. No failure by any Partner to take any action with respect to a breach of this Agreement or a default by another Partner shall constitute a waiver of the former Partner's right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any Partner of any breach or failure to comply with any provision of this Agreement by another Partner shall not be construed as, or constitute, a continuing waiver of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.

                 11.5. Entire Agreement. This Agreement, together with the Formation Agreement and the Guarantee Agreement, constitutes the entire and only agreements between the Parties and their Affiliates relating to the subject matter hereof. Any and all prior arrangements, representations, promises, understandings and conditions in connection with said matter and any representations, promises or conditions not expressly incorporated herein or expressly made a part hereof shall not be binding upon any Party.

                 11.6. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

                 11.7. Notices. All notices, requests, consents, demands, instructions, approvals and other communications hereunder shall be in writing and shall be validly given, made or served, if delivered personally or sent by recognized courier service, telex or telefax, and shall be deemed effective when actually received, as follows:

                 (a)  If to EHU to:

                      Ericsson GE Holding Inc.
                      1 Triangle Drive
                      P.O. Box 13969
                      Research Triangle Park,
                      Raleigh, North Carolina 27709
                      Attention:  Mans Ekelof, Esq.
                      Fax:  919 990-7453

                      With copies to:

                      Telefonaktiebolaget L M Ericsson
                      Telefonplan
                      S-126 25 Stockholm
                      Sweden
                      Attention:  Johan Brundell, Esq.
                      Fax:  011 46 8 719-4735

                      and

                      Sullivan & Cromwell
                      125 Broad Street
                      New York, New York 10004
                      Attention:  Richard R. Howe, Esq.
                      Fax:  212 558-3588

                 (b)  If to Raynet to:

                      Raynet International, Inc.
                      c/o Raychem Corporation
                      300 Constitution Drive, Mail Stop 120/8502
                      Menlo Park, California 94025-1164
                      Attention:  General Counsel
                      Fax:  415 361-4305

                      With a copy to:

                      Heller Ehrman White & McAuliffe
                      525 University Avenue
                      Palo Alto, California 94301-1900
                      Attention:  Sarah A. O'Dowd, Esq.
                      Fax:  415 324-0638

                 (e)  If to Partnership to:

                      Ericsson Raynet
                      155 Constitution Drive
                      Menlo Park, California 94025-1106
                      Attention:  Chief Executive Officer
                      Fax:  415 324-6668
or to such other address or addresses as any party may from time to time designate in writing delivered in a like manner to the other parties hereto.

                 11.8. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each fully executed counterpart shall be deemed an original.

                 11.9. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE; PROVIDED, HOWEVER, THAT IF SUCH STATE'S CHOICE OF LAW PROVISIONS INDICATE THAT ANOTHER JURISDICTION'S LAWS ARE APPLICABLE, SUCH CHOICE OF LAW PROVISIONS WILL NOT BE APPLICABLE.

                 11.10. Arbitration and Consultation on Disputes.

                 (a) The Partners agree that they shall attempt to resolve in good faith disputes arising in connection with this Agreement. Each Partner agrees to designate for this purpose a representative who is not a member of the Board of Managers and who is authorized to make decisions on such Partner's behalf. A dispute shall be referred by a Partner for consultation between the Partners by delivering written notice to the other Partner briefly stating the nature of the dispute and requesting consultation.

                 (b) In the event that, upon the expiration of sixty (60) calendar days after receipt of the notice referred to in Section 11.10(a), the Partners are unable to resolve the matter in dispute, and if the matter relates to any alleged breach of this Agreement, including any dispute relating to the construction or interpretation of the rights and obligations of any Partner, then the dispute shall be resolved in the manner provided in Section 11.10(c).

                 (c) Any dispute with respect to an alleged breach of this Agreement, including any dispute relating to the construction or interpretation of the rights and obligations of any Partner, which is not resolved through consultation as provided in Section 11.10(a) and (b), shall be resolved by an arbitration proceeding conducted in accordance with the following:

                 (i) The arbitration proceeding shall be governed by the rules of the American Arbitration Association ("AAA");

                 (ii) The arbitrators shall be qualified by education and training to pass upon the particular matter to be decided;

                 (iii) There shall be three (3) arbitrators, one of whom shall be selected by the Partner seeking to initiate arbitration, one by the other Partner and the third by the two arbitrators so selected;

                 (iv) The arbitration proceeding shall take place in a location in the United States selected by majority vote of the arbitrators;

                 (v) The Partners shall agree in advance as to the manner in which the arbitration panel shall promptly hear witnesses and arguments, review documents and otherwise conduct the arbitration proceedings. Both Partners shall receive notice of the subject of the arbitration, and the arbitration shall not be binding on the Partners with respect to any matters not specified in such notice. Should the Partners fail to reach an agreement as to the conduct of such proceedings, the arbitration panel shall formulate its own procedural rules and promptly commence the arbitration proceedings;

                 (vi) The arbitration proceedings shall be conducted as expeditiously as possible with due consideration for the complexity of the dispute in question. The arbitration panel shall issue its decision in writing within forty-five (45) calendar days from the hearing of final arguments by the Partners;

                 (vii) The arbitration award shall be given in writing and shall be final and binding on the Partners with respect to the subject matter identified in the notice called for by Section 11.10(c)(v), and not subject to any appeal and shall deal with the question of costs of arbitration;

                 (viii) Judgment upon the award may be entered in any court having jurisdiction or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be;

                 (ix)  The Partners shall not submit a dispute subject to this
         Section 11.10(c) to any federal, state, local or foreign court or arbitration association except as may be necessary to enforce the arbitration procedures of this Section 11.10(c) or to enforce the award of the arbitration panel. If court proceedings to stay litigation or compel arbitration under the Federal Arbitration Act (Title 9, U.S.C.) or similar state or foreign legislation are necessary, the Partner who unsuccessfully opposes such proceedings shall pay all associated costs, expenses and attorneys' fees which are reasonably incurred by the other Partner; and

                 (x) The Partners shall keep confidential the arbitration proceedings and the terms of any arbitration award, except as may be otherwise required by law.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.


                                 RAYNET INTERNATIONAL, INC.



                                 By: /s/    R. G. KELSCH
                                     -----------------------------------
                                     Name:  R. G. Kelsch
                                     Title: President



                                 ERICSSON GE HOLDING INC.



                                 By: /s/    JOHAN BRUNDELL
                                     -----------------------------------
                                     Name:  Johan Brundell
                                     Title: Vice President and Attorney-in-fact